Exhibit 30(d)(xiii)

ENDORSEMENTS
(Only we can endorse this contract.)

ALTERATION OF TEXT

The provision of this policy entitled "CONTRACT VALUE OPTIONS" is replaced at issue by the following:

BENEFIT AFTER THE GRACE PERIOD.--If a premium is in default past its days of grace and if the net cash value (which we describe under Cash Value Option) is more than zero, we will use that value to keep the contract in force as one of three kinds of insurance. One kind is extended insurance; another kind is reduced paid-up insurance; and the third kind is variable reduced paid-up insurance. We describe them below. You will find under Automatic Benefit which kind it will be. Any extra benefit(s) will, of course, end as soon as a premium is in default past its days of grace unless the form that describes it states otherwise.

EXTENDED INSURANCE.--This will be term insurance on the Insured's life. We will pay the amount of term insurance if the Insured dies in the term we describe below. Before the end of the term there will be cash values but no loan value.
The amount of term insurance will be equal to the insurance amount on the due date of the premium in default, minus any contract debt. The amount of the insurance will not vary. The term is a period of time that will start on the due date of the premium in default. The length of the term will be what is provided when we use the net cash value as a net single premium for extended term insurance. The length of the term will depend on the net cash value, the amount of insurance, the Insured's issue age and sex, and on the length of time since the contract date. (The net single premiums that we refer to here are not those we show on the Contract Data page(s). The ones we show there are used to compute the variable insurance amount.)

Example: Suppose the face amount is $50,000. On the day a premium is due, the variable insurance amount is $5,140. There is contract debt of $1,300. If the premium due is not paid at the end of its days of grace, the amount of term insurance will be $53,840. This comes from the insurance amount of $55,140 (the face amount of $50,000 plus the variable insurance amount $5,140) minus the
$1,300 contract debt. The term insurance will last as long as the net cash value will provide it.

There may be extra days of term insurance. This will occur if, on the due date of the premium in default, the term of extended insurance provided by the net cash value does not exceed 90 days, or the number of days for which premiums have been paid, if less. The number of extra days will be (1) 90, or the number of days for which premiums have been paid, if less, minus (2) the number of days of extended insurance that would be provided by the net cash value, if there were no contract debt. The extra days, if any, start on the day after the last day of term insurance provided by the net cash value, if any. If there is no such term insurance, they start on the due date of the premium in default. The term insurance for the extra days has no cash value. There will be no extra days if you replace the extended insurance with reduced paid-up insurance or variable reduced paid-up insurance or if you surrender the contract before the extra days start.

REDUCED PAID-UP INSURANCE.--This will be paid-up life insurance on the Insured's life. We will pay the amount of this insurance when the Insured dies. There will be cash values and loan values. The amount of this insurance will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount of this insurance will not vary.

VARIABLE REDUCED PAID-UP INSURANCE.--This will be paid-up variable life insurance on the Insured's life. The death benefit may change from day to day, as we explain below, but if there is no contract debt, it will not be less than a minimum guaranteed amount determined as of the day when the contract went into default. There will be cash values and loan values.

The minimum guaranteed amount of insurance will be computed by using the net cash value at the net single premium rate. The net single premium rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount payable in event of death thereafter will be the greater of (a)
the minimum guaranteed amount and (b) the investment base divided by the net single premium at the Insured's attained age. In either case the amount will be adjusted for any contract debt.

Except when it is provided as the automatic benefit, (see below) the Variable
Reduced Paid Up Insurance Option will be available only when the guaranteed death benefit under the option will be $5,000 or more.

(Continued on Next Page)
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ALTERATION OF TEXT (Continued)

COMPUTATIONS.--We will make all computations for any of these benefits as of the due date of the premium in default. But we will consider any loan you take out or pay back in the days of grace of that premium.

AUTOMATIC BENEFIT.--When a premium is in default past its days of grace, the contract will stay in force as extended insurance. But it will stay in force as variable reduced paid-up insurance if either of these statements applies: (1) We issued the contract in a rating class for which we do not provide extended insurance; in this case the phrase No Extended Insurance is in the Rating Class on page 3. (2) The amount of variable reduced paid-up insurance would be at least as great as the amount of extended insurance.

OPTIONAL BENEFIT.--You may choose to replace any extended insurance that has a cash value by either variable reduced paid-up insurance or reduced paid-up insurance. To make this choice, you must do so in writing to us and in a form that meets our needs, not more than three months after the due date of the premium in default. You must also send the contract to us to be endorsed.

CASH VALUE OPTION.--You may surrender this contract for its net cash value, if this value is more than zero. If this value is less than zero, the proceeds on surrender will be equal to zero. To do so, you must ask us in writing and in a form that meets our needs. You must also send the contract to us. Here is how we will compute the net cash value:

1. On a Monthly Date if no premium is in default: The net cash value on a
Monthly Date will be equal to (a) the tabular cash value on that date; plus (b)
the net single premium at the Insured's then attained age for the variable insurance amount that applies on that date; minus (c) if that date is a premium due date, and the premium has not been paid, the net premium that applies on that date; minus (d) any contract debt; minus (e) in the first contract year, any issue charge instalments that have not yet been paid. The amount of (b) will be less than zero if the variable insurance amount is less than zero.

2. On any other date if no premium is in default: The net cash value on a date other than a Monthly Date will be equal to (a) the tabular cash value on that date; plus (b) the net single premium at the Insured's then attained age for the variable insurance amount that applies on that date; plus (c) the excess investment return since the last Monthly Date; minus (d) any contract debt;
minus (e) in the first contract year, any issue charge instalments that have not yet been paid. The amount of (b) will be less than zero if the variable insurance amount is less than zero.

3. During the days of grace of a premium in default: The net cash value on any date will be the net cash value as of the due date of the first unpaid premium plus the excess investment return since that due date. But we will adjust this value for any loan you took out or paid back since that due date.

4. After the days of grace of a premium in default: The net cash value as of any date will be the net value on that date of whichever of these benefits is then in force: extended insurance; reduced paid-up insurance; or variable reduced paid-up insurance, less any contract debt. However, within 30 days after an anniversary, the net cash value will not be less than it was on that anniversary. We will, of course, adjust it for any loan you took out or paid back since that anniversary.

If the due date of a paid premium is on or after the date a contract value option takes effect, we will pay that premium to you in cash.

If all due premiums have been paid, or during the days of grace of a premium in default, or if the contract is in force as variable reduced paid-up insurance, we will usually pay any cash value within 7 days after we receive your request and the contract at our Service Office. But we have the right to defer payment if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payments to protect our contract owners.

If a premium is in default past its days of grace, we have the right to postpone paying a cash value for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year.

TABULAR VALUES.--In the table on page 4 we show tabular values at the ends of contract years. The tabular value at the beginning of the first contract year is the net premium then due. If we need to compute tabular values at some time during a contract year, we will count the time since the start of the year and any premiums paid for the year. We will let you know the tabular values for other durations if you ask for them.

RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT ON THE CONTRACT DATE

Pruco Life Insurance Company of New Jersey,

By /s/ SPECIMEN
--------------------
Secretary

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